Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Thousands of Dollars, Except Share Information)	2023	2022	2023	2022
Operating Revenues	$2,791,482	$3,215,645	$9,216,467	$9,259,596

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,168,599	1,388,041	4,232,912	3,718,278
Operations and Maintenance	500,711	454,289	1,382,563	1,378,897
Depreciation	329,528	302,143	962,477	885,711
Amortization	(143,979)	111,287	(438,460)	418,644
Energy Efficiency Programs	162,425	162,545	531,199	498,708
Taxes Other Than Income Taxes	243,645	240,047	704,989	683,441
Total Operating Expenses	2,260,929	2,658,352	7,375,680	7,583,679
Operating Income	530,553	557,293	1,840,787	1,675,917
Interest Expense	222,283	178,174	624,140	491,509
Impairment of Offshore Wind Investment	—	—	401,000	—
Other Income, Net	79,123	89,831	262,980	255,253
Income Before Income Tax Expense	387,393	468,950	1,078,627	1,439,661
Income Tax Expense	45,850	117,661	226,743	349,305
Net Income	341,543	351,289	851,884	1,090,356
Net Income Attributable to Noncontrolling Interests	1,880	1,880	5,639	5,639
Net Income Attributable to Common Shareholders	$339,663	$349,409	$846,245	$1,084,717

Basic Earnings Per Common Share	$0.97	$1.01	$2.42	$3.13

Diluted Earnings Per Common Share	$0.97	$1.00	$2.42	$3.13

Weighted Average Common Shares Outstanding:
Basic	349,704,155	347,297,411	349,461,219	346,115,823
Diluted	349,851,969	347,762,693	349,731,320	346,573,101

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.